UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2023

WORKDAY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	WDAY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2023, the Board of Directors (the “Board”) of Workday, Inc. (“Workday”) adopted the Workday, Inc. Executive Severance and Change in Control Policy (the “Policy”), which amends and restates the Workday, Inc. Change in Control Policy that was adopted by the Board on April 22, 2021 (the “Prior Policy”). The purpose of the amendments to the Policy is to provide certain of the Company’s senior management employees with compensation and benefits in the event of a termination of employment by Workday without Cause outside of a Change in Control Period (as such terms are defined in the Policy). The compensation and benefits provided under the Policy to a participant in the event of a termination of employment without Cause or resignation for Good Reason within a Change in Control Period are described below and are substantially the same as provided in the Prior Policy.

Under the Policy, in the event of a termination of a participant’s employment without Cause outside of a Change in Control Period (referred to as a “Non-CIC Qualifying Termination” in the Policy), an eligible participant will be entitled to receive:

(i)a lump sum cash payment in an amount equal to one (1) times the participant’s annual base salary;

(ii)a lump sum cash payment in an amount equal to (a) one (1) times the participant’s Target Bonus (as defined in the Policy) for the prior fiscal year, minus any portion of the annual bonus paid to the participant for the prior fiscal year, if the Non-CIC Qualifying Termination occurs in the first fiscal quarter of any fiscal year, or (b) one (1) times the participant’s Target Bonus for the fiscal year in which the Non-CIC Qualifying Termination occurs, pro rata based on the date of the Non-CIC Qualifying Termination, minus any portion of the annual bonus paid to the participant for the fiscal year in which the Non-CIC Qualifying Termination occurs, if the Non-CIC Qualifying Termination occurs after the first quarter of any fiscal year;

(iii)acceleration of time-based vesting provisions of outstanding equity awards (other than performance-based awards, which will accelerate, if at all, as provided under the applicable award agreement) that would have vested within twelve (12) months following the Non-CIC Qualifying Termination, other than any equity awards granted within the twelve (12) months immediately prior to the Non-CIC Qualifying Termination; and
(iv)a lump sum cash payment of the estimated aggregate premiums for continuation coverage for twelve (12) months under COBRA.

In addition, if the participant was serving as Chief Executive Officer of Workday immediately prior to the Non-CIC Qualifying Termination, the participant is eligible to receive an additional lump sum cash payment in an amount equal to one (1) times the participant’s Target Bonus for the fiscal year in which the Non-CIC Qualifying Termination occurs.

Under the Policy, in the event of a termination of a participant’s employment without Cause or participant’s resignation for Good Reason, in each case within a Change in Control Period (referred to as a “CIC Qualifying Termination” in the Policy), an eligible participant will be entitled to receive:

(i)a lump sum cash payment in an amount equal to one (1) times the participant’s annual base salary as in effect immediately prior to the CIC Qualifying Termination (or at the rate in effect immediately prior to a reduction in the base salary that gave rise to Good Reason) or the Change in Control, whichever is greater;

(ii)a lump sum cash payment in an amount equal to one (1) times the participant’s Target Bonus for the fiscal year in which the CIC Qualifying Termination occurs;

(iii)100% acceleration of time-based vesting provisions of outstanding equity awards (other than performance-based awards, which will accelerate, if at all, as provided under the applicable award agreement); and

(iv)a lump sum cash payment of the estimated aggregate premiums for continuation coverage for twelve (12) months under COBRA for twelve (12) months.

In addition, if the participant was serving as Chief Executive Officer of Workday immediately prior to the CIC Qualifying Termination, the amounts set forth in subsections (i) and (ii) above shall be two (2) times (instead of one (1) times) and the continuation coverage set forth in subsection (iv) shall be for twenty-four (24) months.

In each case, receipt of any compensation or benefits under the Policy is subject to the participant’s execution of a separation and release agreement. A participant is eligible to receive the greater of (i) the payments and benefits set forth under the Policy, or (ii) the aggregate payments and benefits provided for under an arrangement entered into by the participant and Workday prior to the effective date of the Policy.

The above description of the Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Policy which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Workday, Inc. Executive Severance and Change in Control Policy
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 1, 2023

Workday, Inc.
/s/ Richard H. Sauer
Richard H. Sauer
Chief Legal Officer, Head of Corporate Affairs, and Corporate Secretary